Exhibit 99.02

Transcript of Registrant’s publicly available investor and analyst conference call on July 22, 2003 presenting the preliminary results for the quarter ended June 30, 2003 and the questions and answers session immediately following the call.

Operator:  Good day, and welcome to the Silicon Image Second Quarter 2003 Earnings conference call.  This conference is being recorded.

At this time for opening remarks, I’d like to turn the conference over to Mr. Bob Gargus, Chief Financial Officer.  Please go ahead, sir.

Bob Gargus:  Good afternoon, and welcome to the Silicon Image Second Quarter Earnings teleconference.  I am Bob Gargus, Silicon Image’s Chief Financial Officer.  Here with me today is David Lee, Chief Executive Officer and Founder of Silicon Image, and Steve Tirado, President.

During the call today, we will make comments regarding the future performance of the Company.  These include comments concerning our expected operating results, product introductions, standards announcements and adoption and benefits of acquisitions.  We may also make comments regarding events that could potentially impact the Company’s future.

Many factors taken individually or in combination could affect future business conditions and company results so that actual results may materially differ from what is described in these forward-looking comments.  I encourage you to familiarize yourself with our most recent 10-K and 10-Q report, in particular the information under the caption Factors Affecting Future Results.  These reports describe relevant risk factors that could affect future outcomes.

In addition, during the call today, we might highlight other factors that could impact any projection or other forward-looking statements.  Unless otherwise stated, all amounts, results and projections being discussed today are on a pro forma basis, which excludes amortization and impairment of goodwill and intangible assets, stock compensation, patent defense costs, acquisition integration costs, restructuring costs, in process R&D expenses and gains on escrow settlements.  Reconciliation of pro forma amounts to GAAP amounts may be found in our second quarter earnings release available at www.siliconimage.com.

Just before I turn the call over to David Lee, our Chief Executive Officer, I want to point out that the Company gives guidance to the Street or analysts and they put together their models.  We have six analysts covering the stock, so the models have some variability.  When we say Street estimates, we mean the consensus of the analysts’ models, not necessarily what our guidance was.

And with that, let me turn the call over to David.

David Lee:  Thank you, Bob.  Let me recap the quarter with the following four points.  First, Silicon Image had revenues of $24.3 million and breakeven pro forma profit for the quarter.  This was a difficult quarter for the Company, where the IC business was down roughly two million from the Street consensus to $21.6 million.  Revenues were weaker than guidance in the storage and PC areas and were somewhat offset by stronger than expected licensing revenue.  As a result, we had a breakeven quarter versus the Street consensus of two cents per share.  Steve will provide more details on these issues in a moment.

Second, while this was a challenging quarter for the storage and PC lines of business, we saw our consumer electronics business grow significantly.  HDMI adoption grew by 13 new licenses, bringing the total number of HDMI adopters to 33.

We also saw the opening of two HDMI authorized testing centers, including one hosted by Silicon Image at its headquarters, as well as released the HDMI compliance test specification with our HDMI cofounders, Hitachi, Matsushita, Philips, Sony, Thomson and Toshiba.

Third, IP licensing came in at $4.6 million for the quarter and exceeded our guidance of four million.

Fourth, finally, we’re very pleased by the recent ruling by the federal court to uphold our interpretation of the licensing agreement with Genesis Microchip.  That includes a lump sum payment as well as ongoing royalties on all DVI and HDMI product sold by Genesis now and in the future.

This is a milestone event, acknowledging the strength of Silicon Image’s IP position and it’s superior implementation of the DVI and HDMI.  And we are pleased to put this behind us, as we move forward and focus on a stronger second half of 2003.

I will now turn the call over to Steve for a report on our quarter and a look ahead for the rest of 2003.

Steve Tirado:  Thank you, David.  While Q2 revenues of $24.3 million were down approximately one-percent from the first quarter, they were up 26.3-percent from a year ago quarter.  Our guidance for growth of three to eight-percent in Q2 was affected by a shortfall in Serial ATA chip sales and a larger than expected decline in PC display business.

As David stated at the start of the call, IC sales were down roughly two million from Street consensus and grew two-percent over last quarter’s IC sales.

Operating expenses were projected to be around $13.8 million and came in a little under $13.7 million.  Gross margins came in at 56.2-percent, an improvement of 150-basis points.  Pro forma profitability was breakeven; this is two cents below the Street consensus.  At a Street consensus of 1.2 million, almost all of the miss was due to lower IC sales, although some of it is attributable to manufacturing variances related to yield and test costs.

While this was a challenging quarter affected by a slower than anticipated Serial ATA adoption, we have come out of the quarter pro forma breakeven with a healthy backlog and a book to bill ratio significantly greater than one.

We have also continued to attract world-class partners to our licensing programs, where ongoing royalties now represent over 20-percent of our current licensing run rate.  These will likely come close to 30-percent starting next quarter as a consequence of recent licensing agreements.

As we look to Q3, we anticipate growing revenues one to 10-percent, with pro forma profitability at one to two cents.

I’ll now give you a market segment and product line update.

Consumer electronics:  well, it was all about consumer electronics this quarter as our business exploded to the upside with a 62-percent sequential growth which was better than the anticipated 50-percent growth going into the quarter.  As David mentioned, HDMI is off to a strong start with 33 total licensees.  Our CE product line is now designed into almost every major manufacturer’s high-end television, set-top box and DVD player.  We now have over 35 design wins with 18 major CE customers for PanelLink Cinema products.  We expect PanelLink Cinema to become both the gold standard of interoperability and quality for HDMI.  This mirrors PanelLink’s digital success in the PC market as the gold standard for DVI.

HDMI design ins will be further accelerated by the recent CPAC proposal to pass the amendment to approve HDCP-protected DVI and HDMI output on DVD players.  This decision should be formalized in the next few weeks.

We anticipate consumer electronics revenues to experience solid growth in the next two quarters and project Q3 sequential growth of approximately 25-percent.

Let me turn to storage.  The storage portion of our business came in at 6.8 million or a two-percent sequential increase over the first quarter.  During the quarter, we shipped in excess of 580,000 Serial ATA host controller chips and have now shipped in excess of $1.6 million Serial ATA chips to date.

Availability of Serial ATA drives continues to lag the host side of the business, but is expected to pick up significantly this quarter.

SARS definitely had an impact on the pace of the business in Taiwan and unfortunately, affected our progress in this area.  More specifically, during the quarter, several of our largest contract manufacturers dropped their order rates to zero and requested push outs or cancellations.  While we did not accommodate all requests, we did suffer some losses in the quarter.

At the very end of Q2 and the early part of Q3, several of these same customers began to reorder at pre-SARS rates.  As a result of these changes, our outlook, while more conservative, calls for renewed growth for Serial ATA sales.

Our SATALink product family has been very successful in the two-port market where we have over 75 design wins.  We’ve also added 25 new design wins for our new four-port controller.  Our controller performance still stands head and shoulders ahead of the competition, driven by our well optimized software drivers.  We expect to increase that lead with new product offerings over the next two quarters.

Fiber channel sales continue to ramp in the two gigabit switch market and our quad two gig part had significant design wins across all the major switch suppliers.  Our legacy Parallel ATA products are slowly ramping down and have partially offset the growth in Fiber channel.

Given the slower than anticipated transition to Serial ATA and the ramping down of Parallel ATA products, we’re now estimating Q3 storage sales will grow approximately five to 10-percent over Q2.

Let me turn to the personal computer display area.  During the second quarter, the PC DVI portion of our business, combining both host and display, declined from $8.8 million to $7.2 million.  While we had anticipated double-digit declines in this business, it declined more than expected and was caused by increased integration on the host side of our business.  We had also said we expected this business to start growing again in the third quarter and continue to have evidence that suggests a modest three to 10-percent growth in Q3 followed by similar growth in Q4.

This is a direct result of three things.  Number one, Intel’s integrated graphics platforms are becoming more successful with PC OEMs. To the extent that an OEM wants to support DVI on it’s platform, they must use a discrete transmitter solution, and Silicon Image has been selected in many cases.

Number two, the high-end NV35 nVIDIA platform is normally complemented by a DVI Silicon Image transmitter, and it is starting to go into production at several contract manufacturers in Taiwan.

And number three, while graphics controllers with integrated DVI transmitters have improved over time, there are OEMs who are still not satisfied with the quality of these solutions and prefer to use a discrete solution from Silicon Image.

Additionally, as I stated in our last conference call, we are working with a couple of large OEMs to introduce an all-digital solution that provides superior quality at greatly reduced cost.  This all-digital bundling is expected to go into production late this year, and the program is moving along as anticipated.  The three to 10-percent growth outlook for both Q3 and Q4 do not take these new potential opportunities into account.

Licensing.  Licensing revenues were 4.6 million for the second quarter and came in ahead of expectations of four million for the quarter.  We have strong interest across all of our core offerings, and our goal for the third quarter is to come in at approximately four to five million.

Looking ahead, I’d like to summarizes some notable trends for the quarter.  During Q2, we saw our bookings and backlog improve as a percentage of the next quarter’s revenue.  Our third quarter visibility improved to approximately 60-percent from 50-percent entering the second quarter.  We have controlled expenses but will be increasing expenses next quarter to handle new product tape out and small headcount growth associated with supporting our larger base of customers and the bring up of our authorized testing center.  Our margins continue to improve because of a richer product mix and the remediation of the manufacturing issues we experienced in the first quarter of this year.

And finally, the court’s decision in the Genesis litigation is a significant step toward worldwide recognition of our intent to protect our extensive IP portfolio and the validity of our patents, while we have over 200 filed – where we have over 200 filed and 39 granted.  I also want to point out the final judgment on the case is pending and should be finalized shortly.  The second quarter’s performance does not include any proceeds or revenues associated with the settlement.  Our third and fourth quarter guidance includes our best estimate associated with this judgment.

I will now turn the call back to Bob for a review of our financials.

Bob Gargus:  Thank you, Steve.  Steve basically covered the product segments, but let me help everyone with the math.  The DVI PC business was $7.2 million and was down 18-percent from the first quarter.  The consumer electronics business was $5.3 million and was up 62-percent from the first quarter.  The storage IC revenue was $6.8 million and was up two-percent from the first quarter, and the systems portion of the business was .5 million and was down .5 million from last quarter.  Combined licensing and royalty revenues totaled $4.6 million and were down $.4 million from last quarter.

From a channel perspective, the distributor portion of our business was 39-percent versus 36-percent last quarter and the 38-percent we expected in last quarter’s call.  I would like to remind everyone that we recognize distributor revenue on a sell-through basis lagged by one month.  By this, we mean the second quarter distributor revenues are the sell through numbers for the months of March, April and May.  We would expect distributor revenues to be in the 38 to 40-percent range in the third quarter.

The combined licensing and IC portion of our business, which was 98-percent of our total revenues in the second quarter, had overall growth of one-percent sequentially.  The increase in revenue was achieved despite an average two-percent decline in IC selling prices for the quarter.

From a customer concentration perspective, we had three customers and three distributors that exceeded the five-percent threshold.  The customers were Sunplus at 11-percent, Solectron at five-percent and Samsung at five-percent.  The three distributors were World Peace at 15-percent, Weiking at 8-percent and Microtek at five-percent.

Let’s turn to earnings.  Net income – first the GAAP numbers.  The GAAP net loss for the quarter was $8.7 million.  This includes a stock-based compensation charge of $2.2 million, charges for non-cash expenses associated with the acquisition of TransWarp Networks’ assets of $5.9 million and cash-related patent defense costs of $.6 million.  I refer the listeners to our earnings press release, which includes a full reconciliation of the difference the GAAP numbers and the pro forma numbers we will discuss in this call.  The new rules require if we are going to give guidance for non GAAP or pro forma numbers that we must give guidance or explain why we cannot give guidance for the GAAP equivalents.

Looking ahead, we may have three adjustments for the third quarter.  The first item is the amortization of intangibles.  Given the acquisition of TransWarp in Q2, we expect to incur amortization charges of approximately $.4 million in this area.

The second item is the stock-based compensation.  This item has two components – a portion that relates to the re-pricing of stock options in the year 2000 and 2001 and that fluctuates with our stock price.  The second piece relates to pre-IPO grants and stock options assumed in connection with acquisitions and grants to non-employees.  As such, the components of these items can be positive or negative and the charge is difficult to estimate.  We can state that the charge for the pre-IPO acquisition/non-employee grant will be approximately $1.6 million for the third quarter.  The portion that varies with our stock price is not one we can estimate.

The final item is the gain and costs associated with the litigation and settlement of the Genesis lawsuit.  This item is comprised of a one-time settlement fee, running royalties and any additional legal fees incurred during the third quarter associated with this matter.  The timing of receiving cash should occur within the third quarter but cannot be assured.

For the remainder of my presentation, I will focus only on the pro forma financial statement that exclude these items, including all items relating to the Genesis litigation consistent with the guidance we gave at the start of the quarter.

The pro forma net income for the first quarter was breakeven.  This pro forma gain is down $.4 million from that reported in the first quarter and is an improvement of $2.5 million from the year ago quarter.  The second quarter earnings per share was two cents below the street consensus projection.  The operating results story comparing Q1 of 2003 to Q2 2003 was, one, revenue is down $.4 million, but within this we had more licensing revenue and less product revenues than our guidance at the start of the quarter.  The reduced product revenues cost us about $1.5 million off the bottom line while the licensee revenues contributed a favorable $.6 million.  The net of these was $.9 million less gross margin.

Two, gross margin was further deteriorated by $.3 million associated with unexpected manufacturing variances.  The gross margins were 56.2-percent and improved 150-basis points from the first quarter.  This was below our guidance of a 200 to 300-basis point improvement.  Excluding licenses, revenues – excluding licensing revenues, the product-related gross margins was 46.1-percent and was up 280-basis points from the first quarter’s 43.3-percent.  Operating expenses were approximately $.1 million below the Street consensus and were partially offset by lower interest income.  The net result of these items was the decline in operating results of $.4 million on a $.4 million decline in total revenues.

Our basic financial story is mostly related to the top line.  We are achieving reasonable gross margin rates and exhibiting good expense control versus our guidance.  While we are cautious about Q3, we are seeing the strength of the business improve entering the second half of the year.  We are encouraged by the second quarter’s bookings and by the approximate 60 percent backlog visibility that we have entering the third quarter.

Gross margin guidance.  Looking at the third quarter, we would anticipated overall gross margins to improve 200 to 300-basis points from the second quarter.  This is the net result of product mix, lower ASPs – which are projected to be around four-percent – and further improvements in manufacturing costs.  The improvement in manufacturing costs is part of what we discussed last quarter and stated that the improvements would be spread across the second and third quarters.

Expenses.  Total operating expenses at $13.7 million were 55.5-percent of revenue and were up $.6 million or 2.2-percent of revenue from the first quarter’s $13.1 million.  As stated earlier, this is a little better than the guidance we gave at the start of the quarter.  I would also add that approximately half of the increase is related to the acquisition of TransWarp.

Looking forward, we have a number of new products that we will be taping out during the third quarter, and as a result, we see operating expenses increasing approximately half a million quarter-to-quarter.

Looking at R&D expense, we see that it was $9.4 million, or 37.9-percent of revenue, for the second quarter.  The actual spending in dollars increased $.5 million versus the first quarter.  We expect R&D expenditures to be approximately $9.7 to $10 million in the third quarter.

SG&A spending was $4.4 million and was 17.6-percent of revenue.  This is basically flat both in dollars and percent of revenue with the first quarter’s results.  We did bring Oracle up live in the Company during the second quarter, and we continue to transition our management reporting and systems within this implementation.

Interest income was 67,000 for the second quarter, and we expect this to decrease modestly in the third quarter.

Taxes.  We do not expect to have any tax expenses during 2003, and I would project our 2004 blended tax rate to be approximately 15-percent.  Remember that evolving rules around the suspension of NOLs, particularly in California as well as our underlying performance, can impact this rate.

With that, let’s turn to the balance sheet.  We ended the quarter with $31 million in cash.  This was $.5 million below the $31.5 million balance in the first quarter.  We have approximately $2.8 million in debt and we ended the quarter with total assets of $81.2 million.  Our cash balance declined $.5 million, but within this, we saw a lengthening of DSOs being offset by lengthening of accounts payable and an additional cash – and additional cash received from stock option exercises.  We expect to be cash-flow positive in the third quarter, independent of the Genesis legal settlement.

Depreciation and amortization for the quarter was approximately $1.5 million.  Our ending inventory turns for the quarter were 5.8 (x) and were down from last quarter’s 6.7 turns.  DSOs were 59 days and were nine days worse than last quarter’s due to a large portion of revenue shipments occurring in the last month of the quarter.  Specifically, we shipped 54-percent of the quarter’s revenue in the last month as contrasted with 36-percent in the first quarter.  Product availability and closure on licensing contracts were prime contributors to the back-end loading during the quarter.  Given the improved visibility, we would expect DSOs to return to the 45 to 50-day level for the third quarter.

To summarize the quarter’s performance can be recapped in five points.  One, total revenues were down one-percent.  Within this, the IC portion of the business grew two-percent sequentially and was offset by the planned reduction in systems revenues.  Licensing was also down $.4 million quarter-to-quarter.  Revenues grew 26.3-percent over the year ago quarter.

Two, our bookings and backlog strengthened such that we are entering the third quarter with approximately 60-percent of the third quarter visible in backlog.

Three, gross margins improved quarter-to-quarter by 150-basis points.  Within this, the gross margin excluding licensing revenues improved 280-basis points.

Four, we achieved breakeven pro forma profitability versus the Street consensus of two cents in earnings per share for the quarter.

And five, we ended with $31 million in cash and we expect to be cash positive during Q3 again independent of any Genesis-related payments.

Genesis lawsuit.  In July, federal court ruled on the settlement between Genesis Microchip and Silicon Image.  The terms of this agreement are confidential, but they do call for a onetime settlement and running royalty.  The actual economics of the settlement are spread out over time.  The royalties have a broad range of fees depending on several factors such as the type of product.  We can state we’re pleased to have this matter behind us as we have obtained an important acknowledgment of our patent position.  Furthermore, the impact of this statement on our pro forma results is incorporated into the guidance that we gave for the second half of the year.

With that, I would like to open the call for questions and answers.

Operator:  Thank you.  At this time if you do have a question, please press star one on you touch-tone telephone.  Again for any questions at this time, please press star one.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, that’s star one for any questions.  We’ll pause for just a moment.

We’ll take our first question from Michael Masdea with CSFB.

Natalie Wright:  Hi.  This is Natalie Wright in for Michael Masdea.  Just a couple of questions.  First, how is your DVI faring in the 17-inch flat-panel displays?

David Lee:  Are you talking about the SXGA segment?

Natalie Wright:  Yes.

Steve Tirado:  We are – you know, as it pertains to guidance going forward, we do have some additional wins that we got that are going to pick up in coming quarters in the digital segment.  We have a fairly large OEM that does digital-only panels, so we expect to see some increase there.

Natalie Wright:  OK, great.  And then, have you seen a material increase in the percentage of OEMs outside of Apple that are selling bundled monitors?

Steve Tirado:  That is clearly the trend and something that we think is going to get pushed a little harder by the initiative that we started up with a few of these big OEMs, simply because it’s a way for them to reduce costs and improve margins.

Natalie Wright:  And is it correct that that’s actually increasing the usage of DVI?

Steve Tirado:  Well, it will increase the usage of DVI.  One of the interesting things as we look ahead is we’re getting more commitments to use DVI on motherboards, and that’s a very important trend for DVI in the market.

Natalie Wright:  OK, great.  And then – I have no further questions.  Thank you.

Steve Tirado:  Thanks.

Operator:  Moving next to Mark Grossman with Needham & Company.

Mark Grossman:  OK, great.  Thanks, guys.  Can you talk about the Serial ATA market a little more;  what you think is happening there?  And then, as you look out into, say, next year, what portion of the market you think your available market will be – in other words, PCs that require more than two ATA ports or don’t have the integrated chipset with ATA – how big do you think that market could be for you?

Steve Tirado:  Well, let me just give you a little bit of near-term information.  We had a little over 60 design wins this quarter, half of which were in the Serial ATA area primarily around four-port controller design ins on motherboards.  The market that’s responding fairly aggressively is at the higher end of the market, so it tends to be workstation-class PCs, although we do have some regular old PCs that are not targeted at the high end, simply because they are not using the Intel chipset.  We think that, over time, the way the market is going to work is server area, the high-end workstation area and there are some niche markets where Serial ATA performance is important.  Those will all be open to us.

Mark Grossman:  Got it.  And then you announced recently a few major Taiwanese companies licensing the technology.  Incrementally, how big do you think that’ll be?

Steve Tirado:  I couldn’t break that out for you.  We tend not to break out the licensing component of that, but clearly what we’re doing here is we are broadening the monetization of intellectual property by doing these licensing deals.  Many of these deals actually that we have done have more on the drive side, not on the host side.  And so, it’s actually part of the market that we weren’t going to service at all.

Mark Grossman:  Right, great.  OK.  Thank you very much.

Steve Tirado:  OK.

Operator:  And Brian Alger with Pacific Growth Equities has our next question.

Brian Alger:  Hi, guys.  Good afternoon.  With the decline in the DVI portion of the PC business, was that entirely due to the host side, of it or was there kind of a similar type of decline on the display side as well?

Steve Tirado:  It was mainly on the host side.  We probably had a little bit on display.  Of course, looking ahead, what we are seeing is we are getting a pickup.  We did win quite a few – we have quite a few design wins, both for digital displays and also for motherboards as I mentioned previously.  And so, we are just starting now to generate some of that momentum.

Brian Alger:  OK.  When we’re talking about motherboards, are we talking add in cards like we’ve seen to go alongside an integrated chipset or are we talking about physically on a PC motherboard?

Steve Tirado:  Actually, we’re talking about both, but these ones that are driving some of this near-term growth are actually on the motherboard.

Brian Alger:  Great.  And when we look at the settlement from Genesis going forward and how it rolls throughout the different product categories, is that going to show up in licensing or is that going to be segmented out between the DVI and consumer electronics portions?

Bob Gargus:  It’s going to show up in the licensing and royalty category, with the exception of the one-time payment stuff that we mentioned in the press release will be a below the line item.  So, it will not be factored into our pro forma results.

Brian Alger:  OK.  And is there any way we can get a clarification as far as the significance of that on your business?  It doesn’t seem as though we are looking at a material impact on Q3 in terms of your revenue forecast?

Bob Gargus:  So, the terms of the MOU are confidential.  We can only basically tell you it’s built into the guidance numbers that we have just given in this call.

Brian Alger:  OK, fair enough.  Thanks, guys.

Operator:  And Karl Motey with Wachovia Securities has our next question.

Niraj Patel:  Hi, this is actually Niraj Patel for Karl Motey.  I have a question for you.  You had mentioned linearity was fairly back-end loaded for the quarter.  How does that break across your segments?

Steve Tirado:  It was a little heavier on the consumer electronics front.  We had some, as you know, slightly better than expected guidance – or results on the CE front.  And so, we had some customers who really wanted to get into production a little bit quicker, and so that forced us to up the volume.

Bob Gargus:  I might add also some of the licensing deals that we mentioned in the script were back-end loaded.

Niraj Patel:  OK, great.  So, this pressure on the PC DVI market, how is that faring out with your ASPs?

Bob Gargus:  Our average ASPs were only down two-percent in the quarter.

Niraj Patel:  And that’s overall or is that …

Bob Gargus:  That’s overall.

Niraj Patel:  OK.  OK, great.  Thanks.

Steve Tirado:  You’re welcome.

Operator:  And moving on to Johan Fryklund with Shorewater.

Johan Fryklund:  Hello?

Steve Tirado:  Yes.  Go ahead with your question.

Johan Fryklund:  Can you hear me?

Steve Tirado:  Yes, we can hear you.  Go ahead.

Johan Fryklund:  Hi.  Just a quick question in regards to that Genesis ruling.  Can you perhaps clarify when you said the settlement with Genesis was not finalized at this point?  I thought this was a done deal by now.

David Lee:  This is David Lee.  What court had issued was the court’s opinion, and the courts will follow up with a final order pretty soon.  So, we are in the final order – or judgment will be made in the next few days.

Johan Fryklund:  All right.  Thank you.

Operator:  We’ll now hear from Rich Schafer with CIBC World Markets.

Rich Schafer:  Hi.  Thanks, guys.  I got a couple of questions, actually.  Just the first question for Bob, and it’s on the modeling.  I’m just curious, if you guys have 60-percent or so visibility at this point in the quarter, why this sort of wide range of top-line guidance, one to 10-percent sequential growth?  Can you give me a little idea of sort of why the conservatism there?

Steve Tirado:  I can give you a little bit on that.  One of the big swings here is the Serial ATA market.  It could be potentially explosive, but it’s been somewhat unpredictable.  So, we just want to make sure that we capture that sort of an uptick there.

Rich Schafer:  OK.  So, is it any one particular customer that’s going to be the swing factor?  I want to try to understand it, but is it one guy or a couple of guys or …

Steve Tirado:  No, I would say it’s across a variety of design wins.  As I mentioned earlier, we had about 60 design wins in the quarter, and half of those were in the Serial ATA area.  So, we’re still getting a lot of design win momentum.  Customers have every intention of getting these products out, and they’ve been waiting for drives to be available and – everything we see suggests the drives are going to be there, but since I have been burned on this already in the quarter or so, I just want to be more conservative.

Rich Schafer:  OK, I understand.  OK.  So, my first follow-up, I just was curious.  We saw something recently, the recent Visa meeting and I guess VGA Express got a pretty positive reception.  I wanted to hear your guys’ take, what your opinion is on it.  What is reality, and how does it compare against HDMI?

Steve Tirado:  What is BJ Express?

Rich Schafer:  VGA Express.

Steve Tirado:  Oh, VGA Express.

Rich Schafer:  I’m sorry.

Steve Tirado:  Oh, OK.  You know, there have been a variety of things we have seen being proposed.  There is very solid evidence that HDMI is going to be the preferred interconnect.  I think this recent quarter really indicated that for us.  We are getting a lot more HDMI upside than we expected this early in the product cycle.  As you know, DVI with HDCP is doing very well in the marketplace.  It has really gotten into almost every major manufacturer, if not every major manufacturer’s lineup, but HDMI is really going along well.  And the backing of the studios is a very key part of that.

Rich Schafer:  But do you guys see yourselves bumping up against any VGA Express yet?  I mean, are you seeing it out there?  Do you guys – do you think it’s reality?

Steve Tirado:  I think for the consumers electronics market, it’s going to go nowhere.

Rich Schafer:  OK.  And then I just have – well, since I have you, I am going to ask one more quick curiosity question.  Earlier on in the call, we briefly mentioned digital-only panels, and I Just had question:  when we are going to see sort of dumb – if you want to call them that – sort of dumb panels out there like from Dell or anybody else?  Are we going to see them anytime soon?  And then, sort of, what’s the business case if you still need a DVI riserboard there?  And I can take this offline if you guys want; I’m just curious on sort of what’s the roadmap on that one?

Steve Tirado:  Just real quick, Apple for years has been doing what you call dumb monitors.  If you look at their quality, it’s absolutely outstanding.  And the reason for that is they have gone to an all-digital architecture.  So, that kind of quality improvement is what’s now going to be experienced in the PC market.  Now, the reason that a company like Apple went to that architecture was because they could move the both sides of the cables immediately because they own them, right?

Rich Schafer:  Right.

Steve Tirado:  They didn’t have any legacy issues to deal with.  But it is a matter of fact not disputed by any of the OEMs that it is far cheaper to go with this architecture, and in fact, the quality results are far better.  So, we just don’t see any reason why the industry will not make the shift, and in fact, we have every reason to believe it will make shift.  And with the emergence of HDMI and this very strong movement and push by a variety of entities including the federal government to move all-digital, all this stuff is playing out very, very well for Silicon Image.

Rich Schafer:  OK, all right.  Thanks, guys.

Operator:  Moving next to Chris Scrivens, First Capital.

Chris Scrivens:  Hi.  Good afternoon.  I want to revisit a previous question with regard to the Genesis settlement.  Based on the questions and your response, it does not appear that there is a significant near-term impact, rather the impact of the MOU settlement is leveraged to future royalties from Genesis products.

My second part of that question is that I am also assuming we’re hoping Genesis has success with these HDMI products and thereby maximizing our potential benefit.

Bob Gargus:  So, first, the guidance we gave was for pro forma numbers.  To the extent there is any up front onetime settlement, less any legal fees that we have associated with it, that’s not in any of the numbers that we’ve talked about during the conference call here.

Chris Scrivens:  OK.

Bob Gargus:  The only part that would be reflected in the guidance would be the run rate royalties.

Chris Scrivens:  OK.  And I’m assuming in the near-term, those are relatively insignificant.  The expectation is that those will not be very material.

Bob Gargus:  So, again, the terms of the MOU are confidential, and we cannot or will not elaborate on that.

Chris Scrivens:  How about with regard to Genesis products down the line?  I’m assuming that the benefit for us there is co-dependent with the success they have with their HDMI products?

David Lee:  You know, some part of the MOU can actually – the court’s opinion clarifies that depending on product line, there was a firm rate for the royalties.  And so, DVI versus HDMI and those types of products niche spaces with very – different royalties.  So, depending on what area the Genesis or the Company is getting into, we cannot determine what will the running royalties will be.  But there are different rates that apply to different products.

Chris Scrivens:  And at this point, you cannot elaborate on what those differences are?

David Lee:  The court has still reached the details of an MOU addressing those details, so I cannot comment on it.

Chris Scrivens:  Understood.  Thank you.

Operator:  Moving on to Drew Figdor with Tiedemann Company.

Brad Pitowski:  Actually, it’s Brad Pitowski.  Just a quick question getting back to the Genesis, if the Genesis deal with Pixelworks closes, would you be able to, in addition to Genesis’s products, have a royalties claim on Pixelworks products?

David Lee:  I cannot answer the question, because it would require me to disclose the pattern of the MOU.  And again, it’s confidential and has been sealed by the court.

Brad Pitowski:  OK.  So, that’s not anything you can comment on, because that seems so much …

David Lee:  I cannot comment on it for two reasons, because the details of the MOU are sealed by the court and I cannot comment on Genesis Pixelwork merger agreement details.

Brad Pitowski:  OK.

Operator:  And we also have a follow-up question from Brian Alger.

Brian Alger:  Hi, guys.  Just – I hate to beat the dead horse here on this lawsuit, but how much have you spent in legal fees on this case to date?

Bob Gargus:  Approximately $10 million bucks.

Brian Alger:  And are we going to continue to have legal fees showing up in Q3 here?

Bob Gargus:  We could have a little bit, but we’d expect it to – we had 600,000 in the third quarter; we expect it to be less than that, but you never know until legal stuff is done.

Brian Alger:  So, maybe now they bill their time.  With this guidance that you’re giving for $4 to $5 million in license fees, that’s up slightly from the previous quarter.  And realizing that you can’t really get into the Genesis side, do you expect your existing licensing business to grow sequentially from June to September?

Bob Gargus:  Again, we can’t help you on that.  That would help you fill in the gaps, which would not be appropriate.  What we will comment on is we said all along that the licensing business would be lumpy for the first couple of years until the royalty base built up and it became more of a reoccurring revenue stream.  So, we have quarters where lots more hit and then we have quarters where it goes down and comes back up.  And that will be the nature of the beast for a little while.

Brian Alger:  Fair enough.  Thanks guys.

Operator:  And a final reminder, that it’s star one for any questions at this time.  And gentlemen, it appears there are no further questions.

Bob Gargus:  Well, we’d like to thank everybody, and we’ll see you at the end of the third quarter.  Thank you.

Operator:  That concludes today’s conference call.  Thank you for joining us.  Have a great day.

END